Exhibit 99.1

Morgan Stanley Reports Third Quarter 2017

•	Net Revenues of $9.2 Billion and Earnings per Diluted Share of $0.93
•	Continued Strength in Investment Banking and Solid Results in Sales and Trading
•	Wealth Management Pre-Tax Margin of 26.5%;[1],[2] Record Fee-Based Assets of $1.0 Trillion
James P. Gorman, Chairman and Chief Executive Officer, said, “Our third quarter results reflected the stability our Wealth Management, Investment Banking and Investment Management businesses bring when our Sales and Trading business faces a subdued environment. Our balanced business model and the consistent performance of our franchise enabled us to deliver solid returns for our shareholders.”

Financial Overview
NEW YORK, October 17, 2017 – Morgan Stanley (NYSE: MS) today reported net revenues of $9.2 billion for the third quarter ended September 30, 2017 compared with $8.9 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $1.8 billion, or $0.93 per diluted share,3 compared with net income of $1.6 billion, or $0.81 per diluted share,3 for the same period a year ago.

Compensation expense of $4.2 billion increased from $4.1 billion a year ago driven by higher revenues, while maintaining a disciplined compensation expense approach.  Non-compensation expenses of $2.5 billion increased from $2.4 billion a year ago principally on higher volume driven expenses.  The Firm’s expense efficiency ratio for the current quarter was 73%.4

The effective tax rate for the current quarter of 28.1% reflects the impact of a recurring-type of discrete tax benefit of $11 million related to employee share-based payments and other net discrete tax benefits of $83 million primarily resulting from the remeasurement of certain deferred taxes.

The annualized return on average common equity was 9.6 percent in the current quarter and 9.8 percent for the first nine months of 2017.5

Summary of Segment Results
(dollars in millions)
	Net Revenues		Pre Tax Income [6]
	3Q 2017	3Q 2016	3Q 2017	3Q 2016
Institutional Securities	$4,376	$4,553	$1,236	$1,383
Wealth Management	$4,220	$3,881	$1,119	$901
Investment Management	$675	$552	$131	$97
Firm	$9,197	$8,909	$2,482	$2,381

Business Highlights
•	Institutional Securities net revenues were $4.4 billion reflecting strong advisory results and solid performance in underwriting and sales and trading.
•	Wealth Management net revenues were $4.2 billion and pre-tax margin was 26.5%.[2] Fee-based asset flows for the quarter were $15.8 billion.
•	Investment Management net revenues were $675 million with assets under management of $447 billion.

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

 Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.2 billion compared with pre-tax income of $1.4 billion a year ago.  Net revenues for the current quarter were $4.4 billion compared with $4.6 billion a year ago.

•	Investment Banking revenues of $1.3 billion increased from $1.1 billion a year ago:
-	Advisory revenues of $555 million increased from $504 million a year ago on higher levels of completed M&A activity.
-	Equity underwriting revenues of $273 million increased from $236 million in the prior year quarter driven by higher revenues on follow-on offerings and IPOs.
-	Fixed income underwriting revenues of $442 million increased from $364 million in the prior year quarter reflecting higher non-investment grade bond and loan fees.
•	Sales and Trading net revenues of $2.9 billion compared with $3.2 billion a year ago:
-
Equity sales and trading net revenues of $1.9 billion were essentially unchanged from a year ago reflecting higher results in our financing business offset by lower results in the execution services business driven by declines in derivatives.

-
Fixed Income sales and trading net revenues of $1.2 billion decreased from $1.5 billion a year ago primarily driven by lower results in credit products and rates reflecting lower volatility and subdued activity in the current quarter.

-	Other sales and trading net losses of $147 million compared with net losses of $192 million in the period a year ago primarily reflecting lower losses associated with corporate loan hedging activity.
•	Other revenues of $143 million decreased from $243 million a year ago primarily reflecting lower gains associated with held for sale corporate loans.
•
Compensation expense of $1.5 billion decreased from $1.7 billion a year ago on lower revenues.  Non-compensation expenses of $1.6 billion for the current quarter increased from $1.5 billion a year ago, reflecting higher volume driven expenses and litigation costs.

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $43 million compared with $51 million from the second quarter of 2017 and $42 million in the third quarter of the prior year.7

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.1 billion compared with $901 million in the third quarter of last year.  The quarter’s pre-tax margin was 26.5%.2  Net revenues for the current quarter were $4.2 billion compared with $3.9 billion a year ago.

•	Asset management fee revenues of $2.4 billion increased from $2.1 billion a year ago reflecting higher asset levels and positive flows.
•	Transactional revenues[8] of $739 million decreased from $791 million a year ago driven by lower fixed income trading revenues and a decrease in commission and fees.
•
Net interest income of $1.0 billion increased from $885 million a year ago driven by growth in bank lending and higher interest rates.  Wealth Management client liabilities were $78 billion at quarter end compared with $70 billion in the prior year quarter.[9]

•
Compensation expense for the current quarter of $2.3 billion increased from $2.2 billion a year ago primarily driven by higher revenues.  Non-compensation expenses of $775 million were essentially unchanged from a year ago.

Total client assets were $2.3 trillion and client assets in fee-based accounts were $1.0 trillion at the end of the quarter.  Fee-based asset flows for the quarter were $15.8 billion.

Wealth Management representatives of 15,759 produced average annualized revenue per representative of $1.1 million in the current quarter.10

Investment Management

Investment Management reported pre-tax income from continuing operations of $131 million compared with $97 million in the third quarter of last year.  Net revenues of $675 million increased from $552 million in the prior year.

•	Asset management fee revenues of $568 million increased from $508 million in the prior year quarter on higher levels of assets under management.
•	Investment revenues of $114 million increased from $51 million in the prior year quarter reflecting higher investment gains and carried interest in Infrastructure investments.
•
Compensation expense for the current quarter of $311 million increased from $237 million a year ago driven by higher deferred compensation associated with increased revenues.  Non-compensation expenses of $233 million increased from $218 million a year ago on higher brokerage and clearing expenses.

•	Assets under management or supervision at September 30, 2017 were $447 billion compared with $417 billion a year ago.

Capital

As of September 30, 2017, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under Standardized Approach transitional provisions were approximately 16.9% and 19.2%, respectively.11

As of September 30, 2017, the Firm estimates its pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio under the Standardized Approach and pro forma fully phased-in Supplementary Leverage Ratio to be approximately 16.3% and 6.5%, respectively.11,12,13

At September 30, 2017, book value and tangible book value per common share were $38.87 and $33.86,14 respectively, based on approximately 1.8 billion shares outstanding.

Other Matters

During the quarter ended September 30, 2017, the Firm repurchased approximately $1.25 billion of its common stock or approximately 27 million shares.

The Board of Directors declared a $0.25 quarterly dividend per share, payable on November 15, 2017 to common shareholders of record on October 31, 2017.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10--K for the year ended December 31, 2016 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for, U.S. GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
2 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.
3 Includes preferred dividends and other adjustments related to the calculation of earnings per share for the third quarter of 2017 and 2016 of approximately $93 million and $79 million, respectively.
4 The Firm Expense Efficiency Ratio is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.
5 Annualized return on average common equity is a non-GAAP financial measure that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance.  The calculation of return on average common equity uses annualized net income applicable to Morgan Stanley  less preferred dividends for the current quarter and first nine months of 2017 as a percentage of average common equity for each respective period.
6 Pre-tax income represents income (loss) from continuing operations before taxes.

7 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.
8 Transactional revenues include investment banking, trading, and commissions and fee revenues.
9 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.
10 Annualized revenue per Wealth Management representative is defined as annualized revenue divided by average representative headcount.

11 The Firm’s binding risk-based capital ratios for regulatory purposes are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk risk-weighted assets (RWAs) and market risk RWAs (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At September 30, 2017, the binding ratio is based on the Standardized Approach transitional rules.  For prior periods, the binding ratio was based on the Advanced Approach transitional rules.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2016 10-K and Part I, Item 2 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 10-Q for the quarter ended June 30, 2017.
12 The pro forma fully phased-in Common Equity Tier 1 risk-based capital ratio and pro forma fully phased-in Supplementary Leverage Ratio are non-GAAP financial measures that the Firm considers to be useful measures for investors and analysts to evaluate compliance with new regulatory capital requirements that have not yet become effective.
13 The Firm is required to disclose information related to its supplementary leverage ratio, which through the end of 2017 will include the effects of transitional provisions.  The supplementary leverage ratio will become effective as a capital standard on January 1, 2018.  Specifically, beginning on January 1, 2018, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s pro forma Supplementary Leverage Ratio estimate utilizes a fully phased-in Tier 1 capital numerator of approximately $70.2 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.09 trillion.  The Firm’s estimates are subject to risks and uncertainties that may cause actual results to differ materially from estimates based on these regulations.  Further, these expectations should not be taken as projections of what the Firm’s supplementary leverage ratios or earnings, assets or exposures will actually be at future dates.  See “Risk Factors” in Part I, Item 1A in the 2016 Form 10-K for a discussion of risks and uncertainties that may affect the future results of the Firm.
14 Tangible common equity and tangible book value per common share are non-GAAP financial measures that the Firm considers to be useful measures of capital adequacy for investors and analysts.  Tangible common equity equals common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.  Tangible book value per common share equals tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2017	June 30, 2017	Sept 30, 2016	June 30, 2017	Sept 30, 2016	Sept 30, 2017	Sept 30, 2016	Change
Net revenues
Institutional Securities	$4,376	$4,762	$4,553	(8%)	(4%)	$14,290	$12,845	11%
Wealth Management	4,220	4,151	3,881	2%	9%	12,429	11,360	9%
Investment Management	675	665	552	2%	22%	1,949	1,612	21%
Intersegment Eliminations	(74)	(75)	(77)	1%	4%	(223)	(207)	(8%)
Net revenues	$9,197	$9,503	$8,909	(3%)	3%	$28,445	$25,610	11%

Income (loss) from continuing operations before tax
Institutional Securities	$1,236	$1,443	$1,383	(14%)	(11%)	$4,409	$3,797	16%
Wealth Management	1,119	1,057	901	6%	24%	3,149	2,546	24%
Investment Management	131	142	97	(8%)	35%	376	259	45%
Intersegment Eliminations	(4)	0	0	*	*	(2)	0	*
Income (loss) from continuing operations before tax	$2,482	$2,642	$2,381	(6%)	4%	$7,932	$6,602	20%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$973	$992	$966	(2%)	1%	$3,179	$2,545	25%
Wealth Management	698	665	564	5%	24%	2,010	1,573	28%
Investment Management	114	100	67	14%	70%	281	195	44%
Intersegment Eliminations	(4)	0	0	*	*	(2)	0	*
Net Income (loss) applicable to Morgan Stanley	$1,781	$1,757	$1,597	1%	12%	$5,468	$4,313	27%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,688	$1,587	$1,518	6%	11%	$5,115	$3,999	28%

Financial Metrics:

Earnings per basic share	$0.95	$0.89	$0.83	7%	14%	$2.86	$2.15	33%
Earnings per diluted share	$0.93	$0.87	$0.81	7%	15%	$2.79	$2.11	32%

Return on average common equity	9.6%	9.1%	8.7%			9.8%	7.7%
Return on average common equity excluding DVA	9.5%	9.0%	8.7%			9.7%	7.7%

Book value per common share	$38.87	$38.22	$37.11			$38.87	$37.11
Tangible book value per common share	$33.86	$33.24	$32.13			$33.86	$32.13

Notes:
- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Nine Months Ended		Percentage
	Sept 30, 2017	June 30, 2017	Sept 30, 2016	June 30, 2017	Sept 30, 2016	Sept 30, 2017	Sept 30, 2016	Change
Revenues:
Investment banking	$1,380	$1,530	$1,225	(10%)	13%	$4,455	$3,556	25%
Trading	2,704	2,931	2,609	(8%)	4%	8,870	7,420	20%
Investments	167	163	87	2%	92%	495	179	177%
Commissions and fees	937	1,027	991	(9%)	(5%)	2,997	3,066	(2%)
Asset management, distribution and admin. fees	3,026	2,902	2,686	4%	13%	8,695	7,943	9%
Other	200	199	308	1%	(35%)	628	631	--
Total non-interest revenues	8,414	8,752	7,906	(4%)	6%	26,140	22,795	15%

Interest income	2,340	2,106	1,734	11%	35%	6,411	5,148	25%
Interest expense	1,557	1,355	731	15%	113%	4,106	2,333	76%
Net interest	783	751	1,003	4%	(22%)	2,305	2,815	(18%)
Net revenues	9,197	9,503	8,909	(3%)	3%	28,445	25,610	11%
Non-interest expenses:
Compensation and benefits	4,169	4,252	4,097	(2%)	2%	12,887	11,795	9%

Non-compensation expenses:
Occupancy and equipment	330	333	339	(1%)	(3%)	990	997	(1%)
Brokerage, clearing and exchange fees	522	525	491	(1%)	6%	1,556	1,440	8%
Information processing and communications	459	433	456	6%	1%	1,320	1,327	(1%)
Marketing and business development	128	155	130	(17%)	(2%)	419	418	--
Professional services	534	561	489	(5%)	9%	1,622	1,550	5%
Other	573	602	526	(5%)	9%	1,719	1,481	16%
Total non-compensation expenses	2,546	2,609	2,431	(2%)	5%	7,626	7,213	6%

Total non-interest expenses	6,715	6,861	6,528	(2%)	3%	20,513	19,008	8%

Income (loss) from continuing operations before taxes	2,482	2,642	2,381	(6%)	4%	7,932	6,602	20%
Income tax provision / (benefit) from continuing operations	697	846	749	(18%)	(7%)	2,358	2,160	9%
Income (loss) from continuing operations	1,785	1,796	1,632	(1%)	9%	5,574	4,442	25%
Gain (loss) from discontinued operations after tax	6	(5)	8	*	(25%)	(21)	1	*
Net income (loss)	$1,791	$1,791	$1,640	--	9%	$5,553	$4,443	25%
Net income applicable to nonredeemable noncontrolling interests	10	34	43	(71%)	(77%)	85	130	(35%)
Net income (loss) applicable to Morgan Stanley	1,781	1,757	1,597	1%	12%	5,468	4,313	27%
Preferred stock dividend / Other	93	170	79	(45%)	18%	353	314	12%
Earnings (loss) applicable to Morgan Stanley common shareholders	$1,688	$1,587	$1,518	6%	11%	$5,115	$3,999	28%

Pre-tax profit margin	27%	28%	27%			28%	26%
Compensation and benefits as a % of net revenues	45%	45%	46%			45%	46%
Non-compensation expenses as a % of net revenues	28%	27%	27%			27%	28%
Firm expense efficiency ratio	73%	72%	73%			72%	74%
Effective tax rate from continuing operations	28.1%	32.0%	31.5%			29.7%	32.7%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 15 from the Financial Supplement for additional information.